As filed with the Securities and Exchange Commission on June 4, 2014

Registration Statement No.	33-87782
Registration Statement No.	333-01789
Registration Statement No.	333-20673
Registration Statement No.	333-51607
Registration Statement No.	333-67527
Registration Statement No.	333-53802
Registration Statement No.	333-53804
Registration Statement No.	333-117249
Registration Statement No.	333-130246
Registration Statement No.	333-185499

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

_______________________________

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 33-87782
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-01789
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-20673
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-51607
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-67527
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-53802
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-53804
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-185499
Post-Effective Amendment No. 2 to Form S-8 Registration Statement No. 333-117249
Post-Effective Amendment No. 2 to Form S-8 Registration Statement No. 333-130246

UNDER
THE SECURITIES ACT OF 1933

ZALE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	75-0675400
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

901 West Walnut Hill Lane Irving, Texas	75038-1003
(Address of Principal Executive Offices)	(Zip Code)

Zale Corporation Omnibus Stock Incentive Plan
Zale Corporation Outside Directors’ 1995 Stock Option Plan
Zale Corporation Savings and Investment Plan
Zale Corporation 2003 Stock Incentive Plan
Zale Corporation Outside Directors’ 2005 Stock Incentive Plan
Zale Corporation 2011 Omnibus Incentive Compensation Plan
(Full titles of the plans)

Bridgett Zeterberg
Senior Vice President, General Counsel and Secretary
Zale Corporation
901 West Walnut Hill Lane
Irving, Texas 75038-1003
(Name and address of agent for service)

(972) 580-4000
(Telephone number, including area code, of agent for service)

Copies to:

Eric L. Schiele
Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, NY 10019-7475
(212) 474-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

2

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statements of Zale Corporation, a Delaware corporation (the “Company”), on Form S-8 (collectively, the “Registration Statements”):

1.
Registration Statement No. 33-87782, registering 3,055,000 shares of common stock, par value $0.01 per share, of the Company (“Common Stock”) under the Zale Corporation Omnibus Stock Incentive Plan (the “Omnibus Plan”), as previously filed with the U.S. Securities and Exchange Commission (the “SEC”) on December 23, 1994;

2.
Registration Statement No. 333-01789, registering 150,000 shares of Common Stock under the Zale Corporation Outside Directors’ 1995 Stock Option Plan (the “1995 Plan”), as previously filed with the SEC on March 18, 1996;

3.	Registration Statement No. 333-20673, registering 500,000 shares of Common Stock under the Omnibus Plan, as previously filed with the SEC on January 29, 1997;

4.	Registration Statement No. 333-51607, registering 850,000 shares of Common Stock under the Zale Corporation Savings and Investment Plan, as previously filed with the SEC on May 1, 1998;

5.	Registration Statement No. 333-67527, registering 3,000,000 shares of Common Stock under the Omnibus Plan, as previously filed with the SEC on November 19, 1998;

6.	Registration Statement No. 333-53802, registering 1,850,000 shares of Common Stock under the Omnibus Plan, as previously filed with the SEC on January 17, 2001;

7.	Registration Statement No. 333-53804, registering 150,000 shares of Common Stock under the 1995 Plan, as previously filed with the SEC on January 17, 2001;

8.
Registration Statement No. 333-117249, registering 6,000,000 shares of Common Stock under the Zale Corporation 2003 Stock Incentive Plan, as previously filed with the SEC on July 9, 2004 and amended on December 14, 2012;

9.
Registration Statement No. 333-130246, registering 250,000 shares of Common Stock under the Zale Corporation Outside Directors’ 2005 Stock Incentive Plan, as previously filed with the SEC on December 9, 2005 and amended on December 14, 2012; and

10.
Registration Statement No. 333-185499, registering 1,012,853 shares of Common Stock under the Zale Corporation 2011 Omnibus Incentive Compensation Plan, as previously filed the with the SEC on December 14, 2012.

On May 29, 2014, pursuant to the Agreement and Plan of Merger, dated as of February 19, 2014 (the “Merger Agreement”), by and among the Company, Signet Jewelers Limited, a Bermuda corporation (“Signet”), and Carat Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Signet (“Merger Sub”), Merger Sub merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Signet.

As a result of the Merger, the Company has terminated all offerings of the Company’s securities pursuant to the Registration Statements.  In accordance with undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities which remain unsold at the termination of the offerings, the Company hereby removes from registration all of such securities of the Company registered but unsold under the Registration Statements, if any.  The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

3

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irving, State of Texas, on this 4th day of June, 2014.

ZALE CORPORATION

By:	/s/ Thomas A. Haubenstricker
Thomas A. Haubenstricker
Senior Vice President, Chief Financial Officer